CONSENT OF COUNSEL
AIM FUNDS GROUP (INVESCO FUNDS GROUP)
We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services — Other Service Providers — Counsel to the Trust” in the Statement of Additional Information for the portfolios of AIM Funds Group (Invesco Funds Group) (the “Trust”) included in Post-Effective Amendment No. 118 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-27334), and Amendment No. 118 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-01540), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP
Philadelphia, Pennsylvania
April 22, 2013